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                                                                    EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          PONTE NOSSA ACQUISITION CORP.

                  Ponte Nossa Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST, that at a meeting of the Board of Directors of the corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing ARTICLE IV to read in its entirety as follows:

         "ARTICLE IV
         Authorized Capital Stock

                  This Corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock," and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this Corporation is authorized to issue is 50,000,000, and each such share shall have a par value of $.001, and the total number of shares of Preferred Stock this corporation is authorized to issue is 10,000,000, and each such share shall have a par value of $.001. The Preferred Shares may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

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         SECOND: That thereafter, pursuant to an action by written consent of the stockholders of the corporation in accordance with Section 225(a) of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute and this corporation's Certificate of Incorporation were voted in favor of and thereby duly adopted said amendment in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

Executed on January 14, 2002.

                                             /S/ LAURENCE SCHREIBER
                                             -----------------------------------
                                             Laurence Schreiber, Chief Executive
                                             Officer